Exhibit 10.9
Apache Corporation
Non-Employee Directors’ Restricted Stock Units Program Specifications

Share Plan:	2007 Omnibus Equity Compensation Plan (the “Omnibus Plan”), the terms of which are incorporated herein by reference.

Administration:	This Program will be administered by the Stock Option Plan Committee of the Company’s Board of Directors.

Eligible Participants:	Members of the Board of Directors of the Company who are neither officers nor employees of the Company

Objective:	The program is designed to be administered in conjunction with the provisions of the current Non-Employee Directors’ Compensation Plan as a means to recognize the non-employee directors for services rendered through the awarding of equity compensation.

Grant Date:	August 14, 2008, and annually thereafter

Grant*:	1,500 Restricted Stock Units in 2008, with comparable value annually thereafter

Program Term:	Until termination of the 2007 Omnibus Equity Compensation Plan

Vesting:	50% — 30 days after grant 50% — 12 months after grant

Payment:	Payment upon vesting shall be made, at the election of the director, either (i) 100 percent in shares of Apache common stock or (ii) 40 percent in cash and 60 percent in shares of Apache Common Stock. Election must be made at time of grant and will be applicable to both vestings.

Dividend Equivalents	On the unvested portion of the grant, the director receives amount equal to dividends on Apache common stock. Dividend equivalents are paid in cash.

Other Events:	Accelerated vesting upon death or termination without cause, including retirement.

*	These grants do not result in any change to the cash retainers for board and committee service paid under the provisions of the Non-Employee Directors’ Compensation Plan.
August 14, 2008